Exhibit 99.1

CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

NEWS RELEASE

Willis Lease Finance Net Income Increases 16% to $5.1 Million in 1Q08

As Revenue Increases 19%

NOVATO, CA – May 12, 2008 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported high utilization of its growing engine portfolio and continuing strong demand for leased engines contributed to 19% year-over-year revenue growth in the first quarter of 2008.  Willis Lease generated net income available to common stockholders of $4.3 million, or $0.49 per diluted share, in the first quarter of 2008, up 19% from $3.6 million, or $0.42 per diluted share, in the first quarter of 2007.

First Quarter 2008 Highlights

•                  Completed the placement of $233 million of new 13-15 year term notes for Willis Engine Securitization Trust (WEST).

•                  The lease portfolio increased 22% to $766 million from a year ago.

•                  Average utilization for the quarter was 96% compared with 93% a year ago, virtually at full capacity.

•                  Lease rent revenue rose 28% to $24.8 million from a year ago.

•                  Maintenance reserve revenue totaled $6.3 million compared to $7.3 million a year ago.

•                  Liquidity available from warehouse and revolving credit facilities increased to $335 million at quarter end, up from $63 million a year ago.

“We continued to generate solid profitable growth in the first quarter, following on last year’s strong results,” said Charles F. Willis, President and CEO.  “The successful placement of the second issuance of term notes within our WEST securitization, in what was one of the most turbulent credit markets in recent memory, provides the debt financing we need to further grow our engine portfolio.”

“Demand for leased engines, particularly for the CFM56-7B engine, continues to outpace supply,” added Lee Beaumont, Chief Operating Officer.  “Continued reshaping of the portfolio with newer engines has helped us maintain strong portfolio utilization rates. We have been able to place the new CFM56 engines we ordered last year at record speed and at favorable rates. This workhorse engine powers the Boeing B737-Next Generation aircraft, one of the most popular narrow body airplanes operated by airlines around the world.”

Results from Operations

In the first quarter of 2008, lease rent revenues grew 28% to $24.8 million compared to $19.4 million in the first quarter of 2007, reflecting the 22% year-over-year growth in the engine portfolio. Maintenance reserve revenue was down 14% to $6.3 million from $7.3 million due to fewer long term leases maturing in the current quarter. Gain on sale of equipment was negligible in both the first quarter of 2008 and 2007 with only one engine sale in the year-ago period. The settlement of a claim for $975,000 related to litigation arising from a lessee default boosted other income in the first quarter of 2008 to $1.1 million compared to $0.4 million in the first quarter a year ago.  Total first quarter revenue grew 19% to $32.2 million from $27.1 million in the first quarter of 2007.

Capacity expansion and additions to the engine portfolio over the year drove the increase in total expenses in the first quarter of 2008, up 19% to $24.1 million from $20.3 million in the first quarter a year ago.  Depreciation in the first quarter of 2008 grew 34% to $8.6 million from $6.4 million a year ago.  First quarter net finance costs increased 15% to $9.2 million from $7.9 million a year ago, but were down 10% from $10.2 million reported in the

(more)

fourth quarter of 2007, reflecting the recent drop in interest rates.  General and administrative expenses were up 6.5% in the first quarter of 2008 at $6.3 million from $5.9 million in the first quarter of 2007.

In the first quarter of 2008, income from operations was up 19% to $8.2 million from $6.8 million in the year ago period.  First quarter pretax income grew 21% to $8.4 million from $6.9 million in the first quarter a year ago.  Willis Lease generated net income of $5.1 million in the first quarter of 2008, up from $4.4 million in the first quarter of 2007. After payment of preferred dividends, net income available to common stockholders grew 19% to $4.3 million, or $0.49 per diluted share, compared to $3.6 million, or $0.42 per diluted share in the first quarter of 2007.

Balance Sheet

At March 31, 2008, the company had 151 commercial jet engines, 3 aircraft parts packages, and 6 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $766.0 million, compared to 135 commercial jet engines, 3 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $628.8 million at March 31, 2007.

Total assets increased 20% to $900.6 million at March 31, 2008, compared to $747.9 million a year ago.  “The rapid reduction in interest rates in the quarter helped slow growth in total finance costs, but also reduced the value of the interest rate swaps we have in place for about half our debt to protect against fluctuations in interest rates,” said Brad Forsyth, Willis Lease Chief Financial Officer. “The drop in the fair value of the swaps increased accumulated other comprehensive loss in the quarter by $4.7 million, which contributed to the drop in book value per common share to $16.54 at March 31, 2008, from $16.77 a year ago.”  Total shareholders’ equity was $174.9 million compared to $167.0 million a year ago.

With the establishment of the new WEST $200 million warehouse facility in December 2007, the company had $334.5 million of availability under its revolving credit and warehouse facilities at March 31, 2008, compared to $63.4 million a year earlier.  The company’s funded debt to equity ratio was 3.35 to 1 at March 31, 2008, compared to 2.83 to 1 at March 31, 2007.

JMP Securities Conference

Willis Lease Finance will be presenting at the Seventh Annual JMP Securities Research Conference in San Francisco on May 19 at 9:00 a.m.  The live webcast of the presentation will be available at www.willislease.com where it will be archived for 30 days. For more information on the conference, visit www.jmpsecurities.com .

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,		%
	2008	2007	Change
REVENUE
Lease rent revenue	$24,822	$19,396	28.0%
Maintenance reserve revenue	6,287	7,278	(13.6)%
Gain on sale of leased equipment	—	61	n/a
Other income	1,134	381	197.6%
Total revenue	32,243	27,116	18.9%

EXPENSES
Depreciation expense	8,640	6,443	34.1%
General and administrative	6,278	5,897	6.5%
Net finance costs
Interest expense	9,777	8,781	11.3%
Interest income	(624)	(850)	(26.6)%
Total net finance costs	9,153	7,931	15.4%
Total expenses	24,071	20,271	18.7%

Earnings from operations	8,172	6,845	19.4%

Earnings from joint venture	182	87	109.2%

Income before income taxes	8,354	6,932	20.5%
Income tax expense	3,249	2,527	28.6%
Net income	$5,105	$4,405	15.9%

Preferred dividends paid and accrued-Series A	782	782	0.0%
Net income attributable to common shareholders	$4,323	$3,623	19.3%

Basic earnings per common share	$0.53	$0.45

Diluted earnings per common share	$0.49	$0.42

Average common shares outstanding	8,190	8,014
Diluted average common shares outstanding	8,785	8,541

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31, 2008	December 31, 2007	March 31, 2007
ASSETS
Cash and cash equivalents	$2,330	$7,234	$1,610
Restricted cash	58,567	64,960	66,194
Equipment held for operating lease, less accumulated depreciation	765,969	742,296	628,783
Equipment held for sale	14,971	7,537	9,002
Operating lease related receivable, net of allowances	6,485	5,550	4,352
Investments	10,359	10,327	10,310
Assets under derivative instruments	—	12	728
Property, equipment & furnishings, less accumulated depreciation	6,785	6,771	7,156
Other assets	35,129	23,903	19,753
Total assets	$900,595	$868,590	$747,888

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$16,034	$11,825	$13,913
Liabilities under derivative instruments	15,174	7,709	947
Deferred income taxes	46,945	46,632	42,410
Notes payable	585,309	567,108	473,310
Maintenance reserves	52,305	49,481	39,870
Security deposits	6,148	5,890	5,468
Unearned lease revenue	3,815	5,293	4,956
Total liabilities	725,730	693,938	580,874

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	86	84	81
Paid-in capital in excess of par	56,341	55,712	54,242
Accumulated other comprehensive loss, net of tax	(11,490)	(6,749)	(2,001)
Retained earnings	98,013	93,690	82,777
Total shareholders’ equity	174,865	174,652	167,014

Total liabilities and shareholders’ equity	$900,595	$868,590	$747,888

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.